November 18, 2024

Greg Gaba
Chief Financial Officer
SunOpta Inc.
7078 Shady Oak Road
Eden Prairie, Minnesota 55344

       Re: SunOpta Inc.
           Form 10-K for Fiscal Year Ended December 30, 2023
           File No. 001-34198
Dear Greg Gaba:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                        Sincerely,

                                                        Division of Corporation
Finance
                                                        Office of Trade &
Services